Exhibit 23.1

Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2002 Equity Incentive Plan and 1997 Employee Stock Purchase plan of A.P. Pharma, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of A.P. Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and A.P. Pharma, Inc. management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of A.P. Pharma, Inc., and the related financial statement schedule of A.P. Pharma, Inc. included therein, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young, LLP
                                       ----------------------
                                       Ernst & Young, LLP

Palo Alto, California
August 11, 2005